The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 22, 2016

JPMorgan Chase Financial Company LLC	August 2016
Pricing Supplement No. Registration Statement Nos. 333-209682 and 333-209682-01 Dated August , 2016 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Bear Market PLUSSM Based Inversely on the Value of the NASDAQ-100 Index® due September 6, 2018

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Bear Market PLUS offer inverse expsoure to the underlying index, will pay no interest and do not guarantee any return of your principal at maturity. Having inverse exposure to the underlying index means that investors will earn a positive return if the underlying index declines in value, but will lose some or all of their principal amount if the underlying index increases in value. At maturity, if the underlying index has depreciated in value, investors will receive the stated principal amount of their investment plus a positive payment reflecting the leveraged downside performance of the underlying index, subject to a maximum payment at maturity. However, if the underlying index has increased in value, at maturity investors will lose 1% for every 1% increase. Investors could lose up to their entire principal amount at maturity. In no event will the payment at maturity be less than $0. The Bear Market PLUS are for investors who seek inverse exposure to an equity-based underlying and who are willing to risk their principal and forgo current income and positive returns above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of negative performance of the underlying index. The Bear Market PLUS are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the Bear Market PLUS is subject to the credit risk of JPMorgan Financial, as issuer of the Bear Market PLUS, and the credit risk of JPMorgan Chase & Co., as guarantor of the Bear Market PLUS. The investor may lose some or all of the stated principal amount of the Bear Market PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Underlying index:	NASDAQ-100 Index®
Aggregate principal amount:	$
Payment at maturity:	If the final index value is less than the initial index value, for each $10 stated principal amount Bear Market PLUS,
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is greater than or equal to the initial index value, for each $10 stated principal amount Bear Market PLUS,
$10 - upside reduction amount

In no event will the payment at maturity be less than $0.

This amount will be less than or equal to the stated principal amount of $10 per Bear Market PLUS. You could lose up to your entire principal amount at maturity.

Enhanced downside payment:	$10 × leverage factor × index percent decrease
Upside reduction amount:	$10 × index percent increase
Index percent decrease:	(initial index value – final index value) / initial index value
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	The closing level of the underlying index on the pricing date
Final index value:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Maximum payment at maturity:	At least $12.605 (at least 126.05% of the stated principal amount) per Bear Market PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.605 per Bear Market PLUS.
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS (see “Commissions and issue price” below)
Pricing date:	August , 2016 (expected to price on or about August 31, 2016)
Original issue date (settlement date):	September , 2016 (3 business days after the pricing date)
Valuation date:	August 31, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:	September 6, 2018, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:	46646X621 / US46646X6215
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Bear Market PLUS	$10.00	$0.20(2)	$9.75
		$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Bear Market PLUS — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the Bear Market PLUS.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount Bear Market PLUS. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Bear Market PLUS

If the Bear Market PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Bear Market PLUS would be approximately $9.716 per $10 stated principal amount Bear Market PLUS. The estimated value of the Bear Market PLUS on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount Bear Market PLUS. See “Additional Information about the Bear Market PLUS — The estimated value of the Bear Market PLUS” in this document for additional information.

Investing in the Bear Market PLUS involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Bear Market PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Bear Market PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Bear Market PLUS” at the end of this document.

Product supplement no. MS-1-I dated June 3, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Bear Market PLUS Based on the Value of the NASDAQ-100 Index® due September 6, 2018 (the “Bear Market PLUS”) can be used:

▪	As an alternative to a direct short exposure to the underlying index that enhances returns for a certain range of negative performance of the underlying index.

▪	To potentially achieve similar levels of inverse exposure to the underlying index as a direct short investment, subject to the maximum payment at maturity, while taking advantage of the leverage factor.

The Bear Market PLUS are negatively exposed on a 1:1 basis to the positive performance of the underlying index.

Maturity:	Approximately 2 years

Leverage factor:	300%

Maximum payment at maturity:	At least $12.605 (at least 126.05% of the stated principal amount) per Bear Market PLUS (to be provided in the pricing supplement)

Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Bear Market PLUS.

Supplemental Terms of the Bear Market PLUS

For purposes of the accompanying product supplement, the underlying index is an “Index.”

August 2016	Page 2

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

Key Investment Rationale

Bear Market PLUS offer leveraged inverse exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against positive performance of the asset. If the asset has increased in value, investors are negatively exposed to the positive performance of the asset. At maturity, if the asset has depreciated, investors will receive the stated principal amount of their investment plus a positive return reflecting the leverage downside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has appreciated, the investor will lose 1% for every 1% of appreciation. In no event will the payment at maturity be less than $0. Investors may lose some or all of the stated principal amount of the Bear Market PLUS.

Enhanced Performance	The Bear Market PLUS offer investors an opportunity to capture enhanced returns for a certain range of negative performance relative to a direct short investment in the underlying index.

Positive Return Scenario	The underlying index decreases in value and, at maturity, the Bear Market PLUS pay the stated principal amount of $10 plus a return equal to 300% of the index percent decrease, subject to the maximum payment at maturity of at least $12.605 (at least 126.05% of the stated principal amount) per Bear Market PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.

Par Scenario	The final index value is equal to the initial index value and, at maturity, the Bear Market PLUS pay the stated principal amount of $10 per Bear Market PLUS.

Negative Return Scenario	The underlying index increases in value and, at maturity, the Bear Market PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage increase of the final index value from the initial index value. (Example: if the underlying index increases in value by 20%, the Bear Market PLUS will pay an amount that is less than the stated principal amount by 20%, or $8 per Bear Market PLUS.)

August 2016	Page 3

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

How the Bear Market PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS

Leverage factor:	300%

Hypothetical maximum payment at maturity:	$12.605 (126.05% of the stated principal amount) per Bear Market PLUS (which represents the lowest hypothetical maximum payment at maturity)*

*	The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.605 per Bear Market PLUS.

How it works

▪	Positive Return Scenario. Under the hypothetical terms of the Bear Market PLUS, if the final index value is less than the initial index value, for each $10 principal amount Bear Market PLUS investors will receive the $10 stated principal amount plus a positive return equal to 300% of the depreciation of the underlying index over the term of the Bear Market PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Bear Market PLUS, an investor will realize the hypothetical maximum payment at maturity at a final index value that reflects a decline of approximately 8.683% from the initial index value.

▪	Par Scenario. If the final index value is equal to the initial index value, investors will receive the stated principal amount of $10 per Bear Market PLUS.

▪	Negative Return Scenario. If the final index value is greater than the initial index value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage increase of the final index value from the initial index value. In no event will the payment at maturity be less than $0.

▪	For example, if the underlying index appreciates 50%, investors will lose 50% of their principal and receive only $5 per Bear Market PLUS at maturity, or 50% of the stated principal amount.

August 2016	Page 4

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

If the underlying index appreciates over the term of the Bear Market PLUS, investors will lose some or all of their principal amount at maturity. If the final index value is greater than or equal to twice the initial index value, investors will lose their entire principal amount at maturity.

The hypothetical returns and hypothetical payments on the Bear Market PLUS shown above apply only if you hold the Bear Market PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

August 2016	Page 5

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Bear Market PLUS.

▪	The Bear Market PLUS offer inverse exposure to the underlying index, do not pay interest or guarantee the return of any principal and your investment in the Bear Market PLUS may result in a loss. The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS offer inverse exposure to the underlying index, do not pay interest or guarantee the payment of any principal amount at maturity. If the final index value is greater than the initial index value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the value of the underlying index and may be zero. If the underlying index appreciates over the term of the Bear Market PLUS such that the final index value is greater than or equal to twice the initial index value, investors will lose their entire principal amount at maturity.

▪	The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity. The appreciation potential of the Bear Market PLUS is limited by the maximum payment at maturity of at least $12.605 (at least 126.05% of the stated principal amount) per Bear Market PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Because the maximum payment at maturity will be limited to at least 126.05% of the stated principal amount for the Bear Market PLUS, any decline in the final index value by more than approximately 8.683% (assuming the maximum payment at maturity is set at 126.05% of the stated principal amount) will not further increase the return on the Bear Market PLUS.

▪	The Bear Market PLUS are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the Bear Market PLUS. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the Bear Market PLUS. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the Bear Market PLUS and you could lose your entire investment.

▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Bear Market PLUS. If these affiliates do not make payments to us and we fail to make payments on the Bear Market PLUS, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

▪

Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the Bear Market PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Bear Market PLUS, including acting as calculation agent and as an agent of the offering of the Bear Market PLUS, hedging our obligations under the Bear Market PLUS and making the assumptions used to determine the pricing of the Bear Market PLUS and the estimated value of the Bear Market PLUS, which we refer to as the estimated value of the Bear Market PLUS. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS. The calculation agent will determine the initial index value and the final index value and will calculate the amount of payment you will receive at

August 2016	Page 6

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Bear Market PLUS and the value of the Bear Market PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Bear Market PLUS could result in substantial returns for us or our affiliates while the value of the Bear Market PLUS declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The estimated value of the Bear Market PLUS will be lower than the original issue price (price to public) of the Bear Market PLUS. The estimated value of the Bear Market PLUS is only an estimate determined by reference to several factors. The original issue price of the Bear Market PLUS will exceed the estimated value of the Bear Market PLUS because costs associated with selling, structuring and hedging the Bear Market PLUS are included in the original issue price of the Bear Market PLUS. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Bear Market PLUS and the estimated cost of hedging our obligations under the Bear Market PLUS. See “Additional Information about the Bear Market PLUS — The estimated value of the Bear Market PLUS” in this document.

▪	The estimated value of the Bear Market PLUS does not represent future values of the Bear Market PLUS and may differ from others’ estimates. The estimated value of the Bear Market PLUS is determined by reference to internal pricing models of our affiliates. This estimated value of the Bear Market PLUS is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Bear Market PLUS that are greater than or less than the estimated value of the Bear Market PLUS. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Bear Market PLUS could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Bear Market PLUS from you in secondary market transactions. See “Additional Information about the Bear Market PLUS — The estimated value of the Bear Market PLUS” in this document.

▪	The estimated value of the Bear Market PLUS is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the Bear Market PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Bear Market PLUS as well as the higher issuance, operational and ongoing liability management costs of the Bear Market PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Bear Market PLUS and any secondary market prices of the Bear Market PLUS. See “Additional Information about the Bear Market PLUS — The estimated value of the Bear Market PLUS” in this document.

▪	The value of the Bear Market PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Bear Market PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Bear Market PLUS will be partially paid back to you in connection with any repurchases of your Bear Market PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Bear Market PLUS — Secondary market prices of the Bear Market PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Bear Market PLUS during this initial period may be lower than the value of the Bear Market PLUS as published by JPMS (and which may be shown on your customer account statements).

August 2016	Page 7

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

▪	Secondary market prices of the Bear Market PLUS will likely be lower than the original issue price of the Bear Market PLUS. Any secondary market prices of the Bear Market PLUS will likely be lower than the original issue price of the Bear Market PLUS because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Bear Market PLUS. As a result, the price, if any, at which JPMS will be willing to buy Bear Market PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Bear Market PLUS.

The Bear Market PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Bear Market PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Bear Market PLUS will be impacted by many economic and market factors. The secondary market price of the Bear Market PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:

¡	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

¡	customary bid-ask spreads for similarly sized trades;

¡	our internal secondary market funding rates for structured debt issuances;

¡	the actual and expected volatility of the underlying index;

¡	the time to maturity of the Bear Market PLUS;

¡	the dividend rates on the equity securities included in the underlying index;

¡	interest and yield rates in the market generally; and

¡	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Bear Market PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Bear Market PLUS, if any, at which JPMS may be willing to purchase your Bear Market PLUS in the secondary market.

▪	Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index. Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying index or its component stocks. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	The Bear Market PLUS are subject to considerations associated with securities issued by non-U.S. companies. Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve considerations associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be positively affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

▪

Adjustments to the underlying index could adversely affect the value of the Bear Market PLUS. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a

August 2016	Page 8

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Bear Market PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Bear Market PLUS on or prior to the pricing date and prior to maturity could positively affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Bear Market PLUS at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could potentially decrease the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the Bear Market PLUS or so that you do not suffer a loss on your initial investment in the Bear Market PLUS. Additionally, these hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could positively affect the final index value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Bear Market PLUS declines.

▪	Secondary trading may be limited. The Bear Market PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Bear Market PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily. JPMS may act as a market maker for the Bear Market PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Bear Market PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Bear Market PLUS.

▪	The final terms and valuation of the Bear Market PLUS will be provided in the pricing supplement. The final terms of the Bear Market PLUS will be provided in the pricing supplement. In particular, each of the estimated value of the Bear Market PLUS and the maximum payment at maturity will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Bear Market PLUS based on the minimums for the estimated value of the Bear Market PLUS and the maximum payment at maturity.

▪	The tax consequences of an investment in the Bear Market PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Bear Market PLUS, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the Bear Market PLUS described in “Additional Information about the Bear Market PLUS — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the Bear Market PLUS, the timing and character of any income or loss on the Bear Market PLUS could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

August 2016	Page 9

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

NASDAQ-100 Index® Overview

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see the information set forth under “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Information as of market close on August 19, 2016:

Bloomberg Ticker Symbol:	NDX	52 Week High (on 8/15/2016):	4,827.116

Current Closing Level:	4,806.138	52 Week Low (on 2/9/2016):	3,947.804

52 Weeks Ago (on 8/19/2015):	4,510.899

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2011 through August 19, 2016. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on August 19, 2016 was 4,806.138. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

NASDAQ-100 Index®	High	Low	Period End
2011
First Quarter	2,397.940	2,202.970	2,338.990
Second Quarter	2,413.590	2,192.960	2,325.070
Third Quarter	2,429.500	2,038.220	2,139.180
Fourth Quarter	2,401.290	2,085.040	2,277.830
2012
First Quarter	2,782.120	2,321.960	2,755.270
Second Quarter	2,784.420	2,458.830	2,615.720
Third Quarter	2,864.033	2,545.300	2,799.193
Fourth Quarter	2,828.599	2,524.356	2,660.931
2013
First Quarter	2,818.690	2,700.967	2,818.690
Second Quarter	3,028.957	2,741.949	2,909.599
Third Quarter	3,237.611	2,927.346	3,218.198
Fourth Quarter	3,591.996	3,142.535	3,591.996
2014
First Quarter	3,727.185	3,440.502	3,595.736
Second Quarter	3,849.479	3,446.845	3,849.479
Third Quarter	4,103.083	3,857.938	4,049.445
Fourth Quarter	4,337.785	3,765.281	4,236.279
2015
First Quarter	4,483.049	4,089.648	4,333.688
Second Quarter	4,548.740	4,311.257	4,396.761
Third Quarter	4,679.675	4,016.324	4,181.060
Fourth Quarter	4,719.053	4,192.963	4,593.271
2016
First Quarter	4,497.857	3,947.804	4,483.655
Second Quarter	4,565.421	4,201.055	4,417.699
Third Quarter (through August 19, 2016)	4,827.116	4,410.747	4,806.138

August 2016	Page 10

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

License Agreement. An affiliate of JPMorgan Financial has entered into a non-exclusive license agreement with The NASDAQ OMX Group, Inc. providing for the license to it and certain of its affiliates or subsidiaries, with a non-exclusive license and, for a fee, with the right to use the NASDAQ-100 Index® in connection with certain securities, including the Bear Market PLUS. See “Equity Index Descriptions — The NASDAQ-100 Index® — License Agreement” in the accompanying underlying supplement.

Additional Information about the Bear Market PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:

If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed to the third business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 Bear Market PLUS
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the Bear Market PLUS:

The estimated value of the Bear Market PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Bear Market PLUS, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Bear Market PLUS. The estimated value of the Bear Market PLUS does not represent a minimum price at which JPMS would be willing to buy your Bear Market PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Bear Market PLUS is based on, among other things, our and our affiliates’ view of the funding value of the Bear Market PLUS as well as the higher issuance, operational and ongoing liability management costs of the Bear Market PLUS in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the Bear Market PLUS is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the Bear Market PLUS is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility,

August 2016	Page 11

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Bear Market PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Bear Market PLUS does not represent future values of the Bear Market PLUS and may differ from others’ estimates” in this document.

The estimated value of the Bear Market PLUS will be lower than the original issue price of the Bear Market PLUS because costs associated with selling, structuring and hedging the Bear Market PLUS are included in the original issue price of the Bear Market PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Bear Market PLUS and the estimated cost of hedging our obligations under the Bear Market PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Bear Market PLUS. See “Risk Factors — The estimated value of the Bear Market PLUS will be lower than the original issue price (price to public) of the Bear Market PLUS” in this document.

Secondary market prices of the Bear Market PLUS:

For information about factors that will impact any secondary market prices of the Bear Market PLUS, see “Risk Factors — Secondary market prices of the Bear Market PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Bear Market PLUS will be partially paid back to you in connection with any repurchases of your Bear Market PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Bear Market PLUS. The length of any such initial period reflects the structure of the Bear Market PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Bear Market PLUS and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the Bear Market PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Bear Market PLUS for a limited time period.”

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Bear Market PLUS.

Based on current market conditions, in the opinion of our special tax counsel, your Bear Market PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Bear Market PLUS should be treated as long-term capital gain or loss if you hold your Bear Market PLUS for more than a year, whether or not you are an initial purchaser of Bear Market PLUS at the issue price. However, the IRS or a court may not respect this treatment of the Bear Market PLUS, in which case the timing and character of any income or loss on the Bear Market PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Bear Market PLUS are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Bear Market PLUS. Under a recent IRS notice, withholding under FATCA

August 2016	Page 12

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Bear Market PLUS. You should consult your tax adviser regarding the potential application of FATCA to the Bear Market PLUS.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Bear Market PLUS.

Supplemental use of proceeds and hedging:

The Bear Market PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Bear Market PLUS. See “How the Bear Market PLUS Work” in this document for an illustration of the risk-return profile of the Bear Market PLUS and “NASDAQ-100 Index®
Overview” in this document for a description of the market exposure provided by the Bear Market PLUS.

The original issue price of the Bear Market PLUS is equal to the estimated value of the Bear Market PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Bear Market PLUS, plus the estimated cost of hedging our obligations under the Bear Market PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Bear
Market PLUS in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan
Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth
Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each Bear Market PLUS.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Bear Market PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and
Hedging” in the accompanying product supplement.

Contact:

Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:

You may revoke your offer to purchase the Bear Market PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Bear Market PLUS prior to their issuance. In the event of any changes to the terms of the Bear Market PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Bear
Market PLUS are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the Bear Market PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors”
sections of the accompanying product supplement and the accompanying underlying supplement, as the
Bear Market PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Bear Market PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated June 3, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316013935/crt_dp64833-424b2.pdf

• Underlying supplement no. 1-I dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-

August 2016	Page 13

Bear Market PLUS Based Inversely on the Value of the NASDAQ-100® Index due September 6, 2018

Principal at Risk Securities

dp64909_424b2.pdf

• Prospectus supplement and prospectus, each dated April 15, 2016:

http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

August 2016	Page 14